UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 2060, Chicago, Illinois 60661

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Effective November 18, 2009, Capital Growth Systems, Inc. (the “Company”) was in violation of a financial covenant (failure to make vendor disbursements within the limitations set forth in the covenant) with respect to the $8,500,000 loan (“Loan”) subject to the Term Loan and Security Agreement, dated as of November 19, 2008, as amended, by and among the Company, Global Capacity Group, Inc., Centrepath, Inc., 20/20 Technologies, Inc., 20/20 Technologies I, LLC, Nexvu Technologies, LLC, Capital Growth Acquisition, Inc., Vanco Direct USA, LLC, to be known as Global Capacity Direct, LLC, and Magenta netLogic Limited (each individually a “Borrower” and collectively the “Borrowers”), ACF CGS, L.L.C. (“Agent”), and the lenders party thereto (the “Lenders”) (as amended, modified an/or restated from time to time, the “Loan Agreement”). The Agent has not delivered a notice of acceleration of the indebtedness as of the date of filing of this Form 8-K.

The Company had retained Cowen & Company and worked with their Telecommunications Investment Banking group prior to the event of default to assist it in connection with a variety of strategic initiatives aimed at repaying the Loan in full or paying down the loan in part including, but not limited to, potential debt or equity financings and a possible sale of certain non-core assets of the Company. The Company continues to work with Cowen & Company on these initiatives.

One of the financial covenants of the Loan Agreement, as amended, requires that the Borrowers not deviate by more than 15% from a mutually agreed to “Vendor Payment Plan Budget” during any two-week period. In accordance with the terms of the Loan Agreement, the Company provided a report to the Agent for the testing period ended November 6, 2009 (the “Report”), which indicated that Borrowers did deviate by more than 15% from the Vendor Payment Plan Budget during the testing period. A Default under the Loan Agreement occurs upon the breach of any covenant if such failure continues for five (5) business days. The Company delivered the Report on November 11, 2009 and failed to cure the deviation during the subsequent five business day period. As a result, on November 18, 2009, the Company was not in compliance with a covenant contained in the Loan Agreement. The Company received notice of the default from the Agent on that day.

As of October 31, 2009, the Borrowers owed $8.9 million in principal and paid-in-kind interest to the Agent under the Loan Agreement. To date, the Borrowers have timely paid all debt service obligations under the Loan Agreement.

The notice stated the Agent’s desire that the outstanding obligations of the Borrowers to the Lenders be paid in full at the earliest possible date and in no event later than November 30, 2009. The Agent indicated that, under certain circumstances, it would consider continuation of the loan in the event of a partial pay down and satisfaction of other conditions. The notice further stated that the Lenders have not abandoned, waived, or deferred any of their rights or remedies under the Loan Documents or otherwise at law and that they reserved all of their rights and remedies under the Loan Documents. The notice also included instructions to not make any payments with respect to accounts payable (other than payroll) or any Indebtedness without first consulting and receiving the consent of the Agent.

A copy of the original Loan Agreement and the forms of the March Debenture (Tranche 1 and Tranche 2) and November Debenture were filed with the SEC as Exhibits 10.8, 10.6, 10.7, and 10.12, respectively, to the Form 8-K filed by the Company on November 20, 2008. Copies of the First and Second Amendments to the Loan Agreement and the forms of the July Debenture and VPP Debenture were filed with the SEC as Exhibits 10.1, 10.2, 10.6, and 10.13, respectively, to the Form 8-K filed by the Company on August 4, 2009. A copy of the form of Second Tranche Debentures was filed with the SEC as Exhibit 10.17 to the Form 8-K filed by the Company on September 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 24, 2009

CAPITAL GROWTH SYSTEMS, INC.

By:	/S/ JIM MCDEVITT
Jim McDevitt
Chief Financial Officer

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